Exhibit 10.11

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT to the Employment Agreement, dated as of January 1, 2000, as amended by the First Amendment to Employment Agreement, dated as of December 22, 2008, (the “Agreement”) is made as of this 17th day of March, 2010 by and between UNIGENE LABORATORIES, INC. (the “Company” or “Unigene”) and Warren Levy (the “Executive”).

WHEREAS, the Company and the Executive desire to amend the Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them by the Agreement.

NOW, THEREFORE, the Company and the Executive, intending to be legally bound, hereby amend the Agreement as follows:

1.           In consideration for Executive signing this Second Amendment, Section 6 is hereby amended and restated to read in its entirety as follows:

“6.  Compensation.  As compensation for the services to be rendered hereunder, the Company agrees as follows:

(a) to pay the Executive an annual salary of $327,750, subject to withholding for income and other applicable taxes to the extent required by law, to be reviewed annually by the Compensation Committee but which shall not in any event be less than $327,750;

(b) to participate in such employee benefit plans as are made available by the Company to its employees generally; and

(c) as of the date Executive signs this Second Amendment, to grant Executive options to purchase 100,000 shares of the Company’s common stock, exercisable at $1.20 per share.  The options to be granted under this Section 6(c) will be evidenced by the Company’s standard form of stock option agreement, except that the options to be granted under this Section 6(c) will vest upon the three-month anniversary of the hiring and appointment of a new Chief Executive Officer of the Company and will be exercisable (to the extent vested) by Executive until the earlier of (i) 3 1/2 (three and one half) years following the vesting date or (ii) ten (10) years following the grant date.”

2.           Section 10 is hereby amended and restated to read in its entirety as follows:

“10.     Termination Without Cause.  The Company may terminate the employment of the Executive without “cause” (as defined in Section 9), subject to compliance with this Section 10.

(a)           In the event the Executive’s employment is terminated without cause:

(1)      Executive shall be entitled to a severance payment consisting of:

(A)    a lump-sum payment equal to the Executive’s then-current annual salary, payable as soon as practicable following the six-month anniversary of the termination of Executive’s employment with the Company; and

(B)      a payment equal to six (6) months of Executive’s then-current annual salary, which will be paid over a six (6) month period in accordance with Company’s regular payroll cycle as such may be amended from time to time, commencing with the first regular pay cycle following both the 60-day period referred to in Section 10(b) and the twelve-month anniversary of the termination of Executive’s employment with Company;

(2)       Executive shall be entitled to a payment in cash equal to the cash value of all accrued vacation days, payable as soon as practicable following the termination date, but no later than 90 days thereafter;

(3)        If permitted pursuant to the Unigene healthcare plan governing documents in effect as of the date of this Agreement, Executive will continue to receive healthcare benefits under Unigene’s healthcare plan, with Unigene paying that portion of the premium associated with the coverage that it would pay if Executive was then a current eligible employee and with family coverage at least as favorable to Executive as the most extensive healthcare benefit offered by Unigene to any employee, for a period of eighteen (18) months following the date of termination, at which time Executive’s healthcare benefits under Unigene’s healthcare plan will end, and Executive will receive a notification of COBRA rights.  If for any reason Unigene cannot continue Executive’s healthcare coverage under the terms of the immediately preceding sentence under Unigene’s regular healthcare plan after the date of termination, Unigene will pay Executive’s COBRA payments for a period of eighteen (18) months following the date of termination.  In no event shall Unigene be required to provide individual or family healthcare coverage to Executive or his family except as part of Unigene’s regular healthcare plan or under COBRA.  Unigene shall not be required to amend its healthcare plan to comply with this paragraph;

(4)        All options currently issued and held by Executive under the terms of the 2006 Stock-Based Incentive Compensation Plan, as amended (the “Plan”) (or any predecessor plan) at the time of his termination, including any and all options awarded in 2001, but excluding options granted pursuant to paragraph 6(c) above, will vest (if not already vested) immediately upon the satisfaction of Section 10(b), and Executive will thereafter be entitled to exercise all such options until the earlier of (i) 3 1/2 (three and one half) years following such termination or (ii) the expiration date of the option.

(b)           The payments and benefits described in Sections 10(a)(1) and 10(a)(3)-(4), to which Executive would not otherwise be entitled, are contingent and conditioned upon Executive’s execution and nonrevocation of a general release of all claims against the Company and all related entities or persons within 60 days of Executive’s termination of employment.  In the event that Executive fails to satisfy the obligation in this Section 10(b), Executive agrees that Company may recover any payments it previously made on Executive’s behalf  under Section 10(a)(3).

(c)           Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7, 8 or 13.”

3.           Section 11(d) of the Employment Agreement, dated as of January 1, 2000, is renumbered Section 11(e), and Sections 11(a)-(d) are hereby amended and restated to read in their entirety as follows:

“11.     Resignation by the Executive for Good Reason.

(a)           The Executive may resign for good reason if one or both of the following occur:

(1)           a Change of Control at Unigene (as defined in paragraph (e) below); or

(2)           a material diminution in the Executive’s responsibilities without the Executive’s consent.  If Unigene hires and appoints a new Chief Executive Officer, Unigene agrees that that will constitute a material diminution in the Executive’s responsibilities without the Executive’s consent, and Executive agrees that he will not resign for good reason due to a material diminution in the Executive’s responsibilities until three months after the hiring and appointment of a new Chief Executive Officer.

(b)           In the event the Executive resigns for good reason:

(1)     Executive shall be entitled to a severance payment consisting of:

(A)           a lump-sum payment equal to the Executive’s then-current annual salary, payable as soon as practicable following the six-month anniversary of the termination of Executive’s employment with the Company; and

(B)            a payment equal to six (6) months of Executive’s then-current annual salary, which will be paid over a six (6) month period in accordance with Company’s regular payroll cycle as such may be amended from time to time, commencing with the first regular pay cycle following both the 60-day period referred to in Section 11(c) and the twelve-month anniversary of the termination of Executive’s employment with Company;

(2)      Executive shall be entitled to a payment in cash equal to the cash value of all accrued vacation days, payable as soon as practicable following the termination date, but no later than 90 days thereafter;

(3)     If permitted pursuant to the Unigene healthcare plan governing documents in effect as of the date of this Agreement, Executive will continue to receive healthcare benefits under Unigene’s healthcare plan, with Unigene paying that portion of the premium associated with the coverage that it would pay if Executive was then a current eligible employee and with family coverage at least as favorable to Executive as the most extensive healthcare benefit offered by Unigene to any employee, for a period of eighteen (18) months following the date of termination, at which time Executive’s healthcare benefits under Unigene’s healthcare plan will end, and Executive will receive a notification of COBRA rights.  If for any reason Unigene cannot continue Executive’s healthcare coverage under the terms of the immediately preceding sentence under Unigene’s regular healthcare plan after the date of termination, Unigene will pay Executive’s COBRA payments for a period of eighteen (18) months following the date of termination.  In no event shall Unigene be required to provide individual or family healthcare coverage to Executive or his family except as part of Unigene’s regular healthcare plan or under COBRA.  Unigene shall not be required to amend its healthcare plan to comply with this paragraph;

(4)       All options currently issued and held by Executive under the terms of the Plan, as amended (or any predecessor plan) at the time of his termination will vest (if not already vested) immediately upon the satisfaction of Section 11(c), including any and all options awarded in 2001, but excluding options granted pursuant to paragraph 6(c) above, and Executive will thereafter be entitled to exercise all such options until the earlier of (i) 3 1/2 (three and one half) years following such termination or (ii) the expiration date of the option.

(c)      The payments and benefits described in Sections 11(b)(1) and 11(b)(3)-(4), to which Executive would not otherwise be entitled, are contingent and conditioned upon Executive’s execution and nonrevocation of a general release of all claims against the Company and all related entities or persons within 60 days of Executive’s termination of employment.  In the event that Executive fails to satisfy the obligation in this Section 11(c), Executive agrees that Company may recover any payments it previously made on Executive’s behalf  under Section 11(b)(3).

(d)           Termination of employment under this Section 11 shall not terminate the Executive’s obligations under Sections 7, 8 or 13.”

4.           Section 13 of the Agreement is hereby amended and restated to read in its entirety as follows:

“13.  Non-Competition, Non-Solicitation, and Non-Disparagement.

(a)           The Executive hereby agrees that for a period of one year following the  termination for any reason of his employment under this Agreement, he will not,  directly or indirectly, engage in any business involving (a) the development, production  or sale of Calcitonin products or (b) the development, production or sale of amidated  peptides anywhere in the world.

(b)           The Executive hereby agrees that for a period of one year following the termination for any reason of his employment under this Agreement, he will not directly or indirectly solicit for employment, employ, engage, advise or recommend to any other person or entity that they employ or solicit for employment or retention as an employee or consultant, or otherwise interfere with the relationship of Company with any person who is an employee of, or exclusive consultant to, Company.  For a period of one year following the termination for any reason of his employment under this Agreement, Executive further agrees that he will not solicit, encourage, or induce any contact, contractor, agent, client, customer, or the like of Company to terminate its/his/her relationship (contractual or otherwise) with Company (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with Company, including without limitation any prospective contact, contractor, agent, client, customer, or the like of Company.

(c)           Neither Executive, nor any person acting on behalf of Executive, shall disparage or cause to be disparaged, whether directly or indirectly, Company or any of its directors, officers, managers, or employees in any forum or through any medium of communication.  Neither Company, nor any of its directors or officers, or anyone acting on their behalf, shall disparage or cause to be disparaged, whether directly or indirectly, Executive, in any forum or through any medium of communication.  This subsection shall not preclude either Executive or Company from enforcing their rights under this Agreement or from making true statements in response to a statement made by one about the other.

(d)           The Executive agrees that the provisions of this Section 13 are necessary and reasonable to protect the Company in the conduct of its business.  If any restriction contained in this Section 13 shall be deemed to be invalid or unenforceable by reason of the extent, duration of geographic scope thereof, then the Company shall have the right to reduce such extent, duration, geographic scope or other  provisions thereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.  The parties agree and intend that Executive’s obligations under this Section 13 shall be tolled during any period that Executive is in breach of any of the obligations under this Section 13, so that Company is provided with the full benefit of the restrictive periods set forth herein.  Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that Executive breaches any of his obligations under this Section 13.”

5.           Section 18 of the Agreement is hereby amended and restated to read in its entirety as follows:

“18.           Completeness. This Agreement sets forth all, and is intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, except that nothing in this Agreement affects the Nonqualified Deferred Compensation Agreement dated February 1, 2006, as amended December 22, 2008, which remains in full force and effect.”

6.           Section 22 of the Agreement is hereby amended and restated to read in its entirety as follows:

“22.           Survival of Terms. If this Agreement is terminated for any reason, the provisions of Sections 7, 8, 13, and 24 shall survive, and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.”

7.           Section 23 of the Agreement is hereby amended and restated to read in its entirety as follows:

“23.  Compliance with Code Section 409A.

(a)           Notwithstanding anything to the contrary in this Agreement, no portion of the severance payments under Section 10 or Section 11 will be payable until Executive has a “separation from service” from the Company within the meaning of Code Section 409A.

(b)           Further, if upon Executive’s separation from service, Executive is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder) of Company, and if any severance payments under this Agreement would be subject to excise tax under Code Section 409A because such payments are made within the 6-month period commencing upon the Executive’s separation from service, then such payments shall be delayed until the first payroll cycle following six (6) months after such separation from service and paid in lump sum at such time.  Each applicable severance payment hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)           The foregoing provisions are intended to comply with, or be exempt from, the requirements of Code Section 409A so that no portion of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.”

8.           A new Section 24 of the Agreement shall read as follows:

“24.           D&O Coverage and Indemnification.  In addition to any rights to indemnification to which Executive is entitled under the Company’s Certificate of Incorporation and Bylaws, the Company shall indemnify Executive at all times during and after his employment terminates for any reason to the maximum extent permitted under the Delaware General Corporation Law or any successor provision thereof, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon Executive’s actions, inaction, or status as an employee, officer, or director of Company.  At all times during and after the Employment Period, Executive shall be covered to the same extent as directors of the Board or officers under any directors and officers liability insurance policy maintained in effect by the Company.”

9.           Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the day and year first above written.

UNIGENE LABORATORIES, INC.

By: /s/ William Steinhauer
Printed Name: William Steinhauer
Title: Vice President of Finance

EXECUTIVE

/s/ Warren Levy
Warren Levy